Delphi Technologies reports fourth quarter and full year 2017 financial results

Newly listed company ends year with record bookings, strong revenue growth and margin expansion

LONDON, Feb. 21, 2018 /PRNewswire/ -- Delphi Technologies PLC (NYSE: DLPH), a global leader in vehicle propulsion, today reported fourth quarter 2017 U.S. GAAP earnings of $0.63 per diluted share. Excluding special items, fourth quarter earnings totaled $1.24 per diluted share. The Company also reported revenue of $1.3 billion for the quarter and $4.8 billion for the full year, an increase of 9 percent compared to the respective equivalent prior periods, on an adjusted basis.

Prior to December 4, 2017, Delphi Technologies operated as the Powertrain Systems segment of Delphi Automotive PLC (the "former parent") and the historical financial information presented in this press release for periods prior to December 4, 2017 were derived from the former parent's accounting records and are presented on a carve-out basis as if Delphi Technologies had operated as a stand-alone company for all periods presented.

Fourth quarter highlights

  Revenue of $1.3 billion, up 9%(*) year-on-year
  U.S. GAAP net income of $56 million, diluted earnings per share of $0.63
    Excluding special items, earnings of $1.24 per diluted share
  U.S GAAP operating income of $106 million, or 8.2% margin
    Adjusted operating income of $164 million, or 12.7% margin
  Generated $95 million of cash from operating activities
  Completed the separation in early December

Full year 2017 highlights

  Revenue of $4.8 billion, up 9%(*) year-on-year
  U.S. GAAP net income of $285 million, diluted earnings per share of $3.21
    Excluding special items, earnings of $5.15 per diluted share
  U.S. GAAP operating income of $446 million, or 9.2% margin
    Adjusted operating income of $637 million, or 13.1% margin
  Generated $389 million of cash from operating activities
  Closed 2017 with a cash and cash equivalents balance of $338 million

(*) Adjusted for currency exchange and certain aftermarket revenue retained by the former parent

"2017 was a tremendous year for Delphi Technologies. We delivered strong revenue growth, margin expansion and ended the year with record bookings. As a leader in advanced vehicle propulsion systems, we are well positioned to support our customers across the globe on their path to electrification, at the same time as providing efficient, clean and cost effective technologies for internal combustion engines," said Liam Butterworth, President and Chief Executive Officer for Delphi Technologies. "For 2018, we will continue to focus on delivering value to shareholders and customers through our pioneering innovation and technology investments, leveraging our strong operational execution capabilities to drive long-term growth."

Fourth quarter 2017 results

The Company reported fourth quarter 2017 revenue of $1.3 billion, an increase of 12% from the prior year period, reflecting continued volume growth. Adjusted for currency exchange and certain aftermarket original equipment service revenue retained by the former parent, revenue increased by 9% in the fourth quarter. This reflects growth of 10% in Powertrain Systems and 4% in Delphi Technologies Aftermarket. It also reflects growth of 19% in Asia Pacific, 5% in Europe, 3% in North America and 16% in South America.

The Company reported fourth quarter 2017 U.S. GAAP net income of $56 million and net income of $0.63 per diluted share, compared to $78 million and $0.88 per diluted share in the prior year period. Fourth quarter Adjusted Net Income, a non-GAAP financial measure defined below, totaled $110 million, or $1.24 per diluted share, which compares to Adjusted Net Income in the prior year period of $97 million, or $1.09 per diluted share.

Fourth quarter U.S. GAAP operating income was $106 million, compared to $112 million in the prior year period. Adjusted Operating Income, a non-GAAP financial measure defined below, was $164 million, compared to $133 million in the prior year period. Adjusted Operating Income margin increased 110 basis points in the fourth quarter of 2017 to 12.7%, compared with 11.6% in the prior year period, resulting from the continued above-market growth of our businesses and the impact of cost reduction initiatives, including our continuing rotation to best cost manufacturing locations, partially offset by continued investments for growth. Depreciation and amortization expense (including asset impairment charges) totaled $57 million in the fourth quarter as compared to $52 million in the prior year period.

Interest expense for the fourth quarter totaled $13 million, as compared to less than $1 million in the prior year period, which reflects the interest related to the issuance of $1,550 million of debt in connection with the separation from the former parent.

U.S. GAAP tax expense in the fourth quarter of 2017 was $27 million, resulting in an effective tax rate of approximately 30%. This compares to U.S. GAAP tax expense of $23 million, or an effective tax rate of approximately 21%, in the prior year period. The increase in the effective tax rate reflects the impacts of discrete items and separation related activities.

The Company generated net cash flow from operating activities of $95 million in the fourth quarter, compared to $68 million in the prior year period.

Full year 2017 results

For full year 2017, Delphi Technologies reported revenue of $4.8 billion, an increase of 8% from the prior year, reflecting continued volume growth. Adjusted for currency exchange, and certain aftermarket original equipment service revenue retained by the former parent, revenue increased by 9% during the year. This reflects growth of 10% in Powertrain Systems and 6% in Delphi Technologies Aftermarket. It also reflects growth of 24% in Asia Pacific, 5% in North America, 2% in Europe and 13% in South America.

For full year 2017, the Company reported U.S. GAAP net income of $285 million and $3.21 per diluted share, compared to $236 million and $2.66 per diluted share in the prior year. Full year 2017 Adjusted Net Income totaled $457 million, or $5.15 per diluted share compared to Adjusted Net Income in the prior year of $421 million, or $4.75 per diluted share.

The Company reported U.S. GAAP operating income of $446 million, compared to $320 million in the prior year. For the full year 2017, Adjusted Operating Income was $637 million, compared to $512 million in the prior year. Adjusted Operating Income margin was 13.1% for full year 2017, an improvement of 170 basis points, compared with 11.4% in the prior year, resulting from the continued above-market growth of our businesses and the impact of cost reduction initiatives, including our continuing rotation to best cost manufacturing locations, partially offset by continued investments for growth. Depreciation and amortization expense totaled $201 million as compared to $210 million in the prior year.

Interest expense for full year 2017 totaled $15 million, an increase from $1 million in the prior year, which reflects the interest related to the issuance of $1,550 million of debt in connection with the separation from the former parent.

U.S. GAAP tax expense for full year 2017 was $106 million, resulting in an effective tax rate of approximately 25%. This compares to $50 million, or an effective tax rate of approximately 16%, in the prior year. The increase in the effective tax rate reflects the impacts of discrete items and separation related activities.

The Company generated net cash flow from operating activities of $389 million in 2017. As of December 31, 2017, the Company had cash and cash equivalents of $338 million and total debt of $1.5 billion.

Reconciliations of Adjusted Net Income, Adjusted Net Income per Share, Adjusted Operating Income and Cash Flow Before Financing, which are non-GAAP measures, to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") are provided in the attached supplemental schedules.

Full year 2018 outlook

The Company's full year 2018 financial outlook is as follows:

(in millions, except per share amounts)	Full Year 2018
Revenue	$4,900 - $5,100
Adjusted operating income margin	12.2% - 12.4%
Adjusted earnings per share	$4.50 - $4.80
Cash flow from operations	$440 - $480
Capital expenditures	$280 - $300
Adjusted effective tax rate	16% - 17%

Key non-GAAP reconciliation items to the projected 2018 adjusted diluted earnings per share are as follows:	Earnings Per Share
Estimated separation charges	$0.70 - $0.75
Estimated charges for restructuring	$0.89 - $0.94

Conference call and webcast

The Company will host a conference call to discuss these results at 8:30 a.m. (ET) / 1:30 p.m. (GMT) today, which is accessible by dialing 888.761.8621 (US domestic) or 703.925.2612 (international) or through a webcast at http://ir.delphi.com. The conference ID number is 5388427. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

About Delphi Technologies

Delphi Technologies is a technology company focused on providing electric vehicle and internal combustion engine propulsion solutions, in addition to solving emissions and fuel economy challenges for the world's leading automotive OEMs. Delphi Technologies also provides leading aftermarket service solutions for the replacement market. With headquarters in London, U.K., Delphi Technologies operates technical centers, manufacturing sites and customer support services in 24 countries. Visit delphi.com.

Use of non-GAAP financial information

This press release contains information about Delphi Technologies' financial results which are not presented in accordance with U.S. GAAP. Specifically, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income per Share and Cash Flow Before Financing are non-GAAP financial measures. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs, asset impairments and other acquisition and portfolio project costs. Other acquisition and portfolio project costs include costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of Net sales.

Adjusted Net Income represents net income attributable to Delphi Technologies before restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share represents Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Cash Flow Before Financing represents cash provided by operating activities plus cash used in investing activities.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company's financial position, results of operations and liquidity. In particular, management believes Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share and Cash Flow Before Financing are useful measures in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and that may obscure underlying business results and trends. Management also uses these non-GAAP financial measures for internal planning and forecasting purposes.

Such non-GAAP financial measures are reconciled to the most directly comparable U.S. GAAP financial measures in the attached supplemental schedules at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with U.S. GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Forward-looking statements

This press release, as well as other statements made by Delphi Technologies PLC (the "Company"), contain forward-looking statements that reflect, when made, the Company's current views with respect to future events and financial performance and, in particular, the Company's 2018 outlook. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," "outlook" or "continue," the negatives thereof and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and those resulting from the United Kingdom referendum held on June 23, 2016 in which voters approved an exit from the European Union, commonly referred to as "Brexit"; risks inherent in operating as a global company, such as, fluctuations in interest rates and foreign currency exchange rates and economic, political and trade conditions around the world; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company's products; the Company's ability to maintain contracts that are critical to its operations; potential changes to beneficial free trade laws and regulations such as the North American Free Trade Agreement; the ability of the Company to achieve the intended benefits from its separation from its former parent or from acquisitions the Company may make; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers; the ability of the Company to attract and retain customers; changes in the costs of raw materials; the Company's indebtedness, including the amount thereof and capital availability and cost; the cost and outcome of any claims, legal proceedings or investigations; the failure or breach of information technology systems; severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands; acts of war and/or terrorism, as well as the impact of actions taken by governments as a result of further acts or threats of terrorism; and the timing and occurrence (or non-occurrence) of other events or circumstances that may be beyond our control.

Additional factors are discussed under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI TECHNOLOGIES PLC CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Net sales	$1,289	$1,146	$4,849	$4,486
Operating expenses:
Cost of sales	1,032	938	3,881	3,689
Selling, general and administrative	129	78	408	299
Amortization	3	4	16	17
Restructuring	19	14	98	161
Total operating expenses	1,183	1,034	4,403	4,166
Operating income	106	112	446	320
Interest expense	(13)	—	(15)	(1)
Other expense, net	(4)	(1)	(11)	(1)
Income before income taxes and equity income	89	111	420	318
Income tax expense	(27)	(23)	(106)	(50)
Income before equity income	62	88	314	268
Equity income, net of tax	3	—	5	—
Net income	65	88	319	268
Net income attributable to noncontrolling interest	9	10	34	32
Net income attributable to Delphi Technologies	$56	$78	$285	$236

Net income per share attributable to Delphi Technologies:
Basic	$0.63	$0.88	$3.22	$2.66
Diluted	$0.63	$0.88	$3.21	$2.66
Weighted average ordinary shares outstanding:
Basic	88.61	88.61	88.61	88.61
Diluted	88.79	88.61	88.66	88.61

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2017	2016
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$338	$101
Restricted cash	1	—
Accounts receivable, net
Outside customers	1,090	803
Related parties	—	16
Inventories	498	374
Other current asset	131	108
Total current assets	2,058	1,402
Long-term assets:
Property, net	1,316	1,142
Investments in affiliates	37	34
Intangible assets and goodwill, net	82	98
Deferred income taxes	178	146
Other long-term assets	122	77
Total long-term assets	1,735	1,497
Total assets	$3,793	$2,899
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$20	$2
Accounts payable
Outside vendors	931	671
Related parties	—	78
Accrued liabilities	445	331
Total current liabilities	1,396	1,082
Long-term liabilities:
Long-term debt	1,515	6
Pension benefit obligations	531	526
Other long-term liabilities	119	103
Total long-term liabilities	2,165	635
Total liabilities	3,561	1,717
Commitments and contingencies
Total Delphi Technologies shareholders' equity	68	1,026
Noncontrolling interest	164	156
Total shareholders' equity	232	1,182
Total liabilities and shareholders' equity	$3,793	$2,899

DELPHI TECHNOLOGIES PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2017	2016
	(in millions)
Cash flows from operating activities:
Net income	$319	$268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201	210
Restructuring expense, net of cash paid	10	(4)
Deferred income taxes	(7)	(12)
Income from equity method investments, net of dividends received	(5)	—
Other, net	64	45
Changes in operating assets and liabilities:
Accounts receivable, net	(271)	8
Inventories	(124)	(8)
Accounts payable	201	(4)
Other, net	49	(79)
Pension contributions	(48)	(52)
Net cash provided by operating activities	389	372
Cash flows from investing activities:
Capital expenditures	(197)	(171)
Proceeds from sale of property	10	9
Cost of technology investments	(1)	—
Other, net	(1)	—
Net cash used in investing activities	(189)	(162)
Cash flows from financing activities:
Net (repayments) proceeds under other short-term debt agreements	—	(2)
Proceeds from issuance of senior notes, net of discount and issuance costs	782	—
Proceeds from issuance of credit agreement, net of issuance costs	741	—
Dividend payments of consolidated affiliates to minority shareholders	(10)	(13)
Cash distributions paid to former parent	(1,328)	—
Other net transfers to former parent	(160)	(195)
Net cash provided by (used in) financing activities	25	(210)
Effect of exchange rate fluctuations on cash and cash equivalents	12	(7)
Increase (decrease) in cash and cash equivalents	237	(7)
Cash and cash equivalents at beginning of period	101	108
Cash and cash equivalents at end of period	$338	$101

DELPHI TECHNOLOGIES PLC
FOOTNOTES
(Unaudited)

1. Segment Summary

	Three Months Ended			Year Ended
	December 31,			December 31,
	2017	2016	%	2017	2016	%
	(in millions)			(in millions)
Net Sales
Powertrain Systems	$1,115	$975	14%	$4,222	$3,837	10%
Delphi Technologies Aftermarket	250	238	5%	947	924	2%
Eliminations and Other (a)	(76)	(67)		(320)	(275)
Net Sales	$1,289	$1,146		$4,849	$4,486

Adjusted Operating Income
Powertrain Systems	$143	$107	34%	$562	$418	34%
Delphi Technologies Aftermarket	21	26	(19)%	75	94	(20)%
Eliminations and Other (a)	—	—		—	—
Adjusted Operating Income	$164	$133		$637	$512

(a) Eliminations and Other includes the elimination of inter-segment transactions

2. Weighted Average Number of Diluted Shares Outstanding

The following table illustrates the weighted average shares outstanding used in calculating basic and diluted net income per share attributable to Delphi Technologies for the three months and years ended December 31, 2017 and 2016:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in millions, except per share data)
Weighted average ordinary shares outstanding, basic	88.61	88.61	88.61	88.61
Dilutive shares related to RSUs	0.18	—	0.05	—
Weighted average ordinary shares outstanding, including dilutive shares	88.79	88.61	88.66	88.61

Net income per share attributable to Delphi Technologies:
Basic	$0.63	$0.88	$3.22	$2.66
Diluted	$0.63	$0.88	$3.21	$2.66

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "Adjusted Operating Income," "Adjusted Net Income," "Adjusted Net Income per Share" and "Cash Flow Before Financing." Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the following schedules.

Adjusted Operating Income: Adjusted Operating Income is presented as a supplemental measure of the Company's financial performance which management believes is useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income is defined as net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, separation costs, asset impairments and other acquisition and portfolio project costs. Not all companies use identical calculations of Adjusted Operating Income, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology.

Consolidated Adjusted Operating Income

	Three Months Ended				Year Ended
	December 31,				December 31,
	2017		2016		2017		2016
	(in millions)
	$	Margin	$	Margin	$	Margin	$	Margin
Net income attributable to Delphi Technologies	$56		$78		$285		$236
Net income attributable to noncontrolling interest	9		10		34		32
Net income	65		88		319		268
Equity income, net of tax	(3)		—		(5)		—
Income tax expense	27		23		106		50
Other expense, net	4		1		11		1
Interest expense	13		—		15		1
Operating income	106	8.2%	112	9.8%	446	9.2%	320	7.1%
Restructuring	19		14		98		161
Separation costs	35		—		81		—
Other acquisition and portfolio project costs	—		—		—		2
Asset impairments	4		7		12		29
Adjusted operating income	$164	12.7%	$133	11.6%	$637	13.1%	$512	11.4%

Segment Adjusted Operating Income
(in millions)
Three Months Ended December 31, 2017	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$92	$14	$—	$106
Restructuring	18	1	—	19
Separation costs	29	6	—	35
Asset impairments	4	—	—	4
Adjusted operating income	$143	$21	$—	$164

Depreciation and amortization (a)	$55	$2	$—	$57

Three Months Ended December 31, 2016	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$90	$22	$—	$112
Restructuring	11	3	—	14
Asset impairments	6	1	—	7
Adjusted operating income	$107	$26	$—	$133

Depreciation and amortization (a)	$49	$3	$—	$52

Year Ended December 31, 2017	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$392	$54	$—	$446
Restructuring	92	6	—	98
Separation costs	66	15	—	81
Asset impairments	12	—	—	12
Adjusted operating income	$562	$75	$—	$637

Depreciation and amortization (a)	$194	$7	$—	$201

Year Ended December 31, 2016	Powertrain Systems	Delphi Technologies Aftermarket	Eliminations and Other	Total
Operating income	$239	$81	$—	$320
Restructuring	151	10	—	161
Other acquisition and portfolio project costs	—	2	—	2
Asset impairments	28	1	—	29
Adjusted operating income	$418	$94	$—	$512

Depreciation and amortization (a)	$202	$8	$—	$210

(a) Includes asset impairments

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS
(Unaudited)

Adjusted Net Income and Adjusted Net Income Per Share: Adjusted Net Income and Adjusted Net Income Per Share, which are non-GAAP measures, are presented as supplemental measures of the Company's financial performance which management believes are useful to investors in assessing the Company's ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company's core operating performance and which may obscure underlying business results and trends. Management utilizes Adjusted Net Income and Adjusted Net Income Per Share in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Adjusted Net Income is defined as net income attributable to Delphi Technologies, restructuring and other special items, including the tax impact thereon. Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the weighted average number of diluted shares outstanding for the period. Not all companies use identical calculations of Adjusted Net Income and Adjusted Net Income Per Share, therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2018 guidance was determined using a consistent manner and methodology.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in millions, except per share amounts)
Net income attributable to Delphi Technologies	$56	$78	$285	$236
Adjusting items:
Restructuring	19	14	98	161
Other acquisition and portfolio project costs	—	—	—	2
Asset impairments	4	7	12	29
Separation costs	35	—	81	—
Tax impact of adjusting items (a)	(4)	(2)	(19)	(7)
Adjusted net income attributable to Delphi Technologies	$110	$97	$457	$421

Weighted average number of diluted shares outstanding	88.79	88.61	88.66	88.61
Diluted net income per share attributable to Delphi Technologies	$0.63	$0.88	$3.21	$2.66
Adjusted net income per share	$1.24	$1.09	$5.15	$4.75

(a)

Represents the income tax impacts of the adjustments made for restructuring and other special items by calculating the income tax impact of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

DELPHI TECHNOLOGIES PLC
RECONCILIATION OF CASH FLOW BEFORE FINANCING
(Unaudited)

Cash Flow Before Financing: Cash Flow Before Financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions, evaluating its liquidity and determining appropriate capital allocation strategies. Management believes this measure is useful to investors to understand how the Company's core operating activities generate and use cash. Cash Flow Before Financing is defined as cash provided by operating activities plus cash used in investing activities. Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The calculation of Cash Flow Before Financing does not reflect cash used to service debt, and, therefore, does not necessarily reflect funds available for investment or other discretionary uses.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in millions)
Cash flows from operating activities:
Net income	$65	$88	$319	$268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57	52	201	210
Restructuring expense, net of cash paid	1	(35)	10	(4)
Working capital	38	10	(194)	(4)
Pension contributions	(15)	(18)	(48)	(52)
Other, net	(51)	(29)	101	(46)
Net cash provided by operating activities	95	68	389	372

Cash flows from investing activities:
Capital expenditures	(86)	(55)	(197)	(171)
Proceeds from sale of property	4	4	10	9
Cost of technology investments	(1)	—	(1)	—
Increase in restricted cash	(1)	—	(1)	—
Net cash used in investing activities	(84)	(51)	(189)	(162)

Cash flow before financing	$11	$17	$200	$210

CONTACT: Investor Relations Contact: Sherief Bakr, sherief.bakr@delphi.com, +1 203 609 3853; or Media Contact: Kristen Kinley, kristen.kinley@delphi.com, +1 248 535 3930